Exhibit (j)(2)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 16, 2010, relating to the financial statements and financial highlights which appears in the October 31, 2010 Annual Report to the Board of Trustees and Shareholders of the Growth & Income Fund, International Equity Fund, Emerging Markets Equity Fund, Large-Cap Growth Fund, Large-Cap Value Fund, Mid-Cap Growth Fund, Mid-Cap Value Fund, Small-Cap Equity Fund, Enhanced International Equity Index Fund, Enhanced Large-Cap Growth Index Fund, Enhanced Large-Cap Value Index Fund and Social Choice Equity Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ Pricewaterhouse Coopers LLP

Boston, MA
January 26, 2011